Exhibit 99.1

September 21, 2007

Edward (Ted) West

c/o LookSmart, Ltd.

625 Second Street

San Francisco, CA 94107

Dear Ted:

On behalf of the Board of Directors (the “Board”) of LookSmart, Ltd. (the “Company”), I am pleased to offer you a full time, regular position with the Company. This letter confirms our offer and sets out the specified details of your employment. Other terms required to be observed by law also apply.

Your position will be Interim Chief Executive Officer and President. In this position you will be reporting to the Board. You will continue as a member of the Board subject to stockholder approval as required in the future.

Your official start date with the Company was August 1, 2007. As of such date, your base compensation was $367,500 per annum, paid pursuant to the Company’s standard payroll practice. Commencing on the date of your acceptance of this letter, your base compensation will be $300,000 per annum. In addition, you are eligible to earn annual incentive compensation (bonus) under the Company’s Executive Team Incentive Plan which at 100% of “plan” will be 50% of your base salary, or $150,000, with the possibility of a bonus up to 100% of your base salary for achievement of above-plan performance. For the remainder of 2007, your bonus amount will be prorated according your time employed with the Company. Earned incentive compensation will be paid on a yearly basis after the end of the fiscal year, based on the Board’s determination of your achievement of pre-approved performance targets that are mutually developed by the you and the board. These targets will include measures of corporate, business unit and individual performance. The Company will guarantee the full amount of the prorata portion of your bonus related to the third quarter of 2007. Prior to September 30, 2007, the Board will work with you to determine the targets applicable to your potential incentive compensation for the fourth quarter of 2007.

You will be eligible to enroll in LookSmart’s benefits package. Details of LookSmart’s benefit plans are provided in the Suite of Benefits document, available from Cindy Telford.

Stock Options

At hire, the Company will grant you 450,000 stock options (“Option Shares”), which will be presented to the Board or its Compensation Committee for approval as soon as possible after your start date. The exercise price for the Option Shares will be the closing price of LookSmart, Ltd. as quoted on the NASDAQ exchange on the day your option grant is approved. The Option Shares will vest in equal monthly installments over a period of two (2) years from your start date, subject to your continued employment with the Company or your continued service as a director. Such Option Shares will be subject to the terms and conditions of the Company’s 2007 Equity Incentive Plan and the stock option agreement(s) issued to you under that Plan, such agreement(s) to be consistent with the terms outlined in this letter. Cindy Telford can provide you with a copy of the Plan at your request.

Definitions

As used in this agreement, “Change of Control” shall mean the sale of all or substantially all of the assets of the Company, or the acquisition of the Company by another entity by means of consolidation or merger pursuant to which the then current stockholders of the Company shall hold less than fifty percent (50%) of the voting power of the surviving corporation; provided, however, that a reincorporation of the Company in another jurisdiction shall not constitute a “Change of Control.”

Solely for the purpose of the severance and accelerated vesting provisions herein, “cause” shall mean that you:

•

are convicted of, or plead nolo contendere to, any felony or other offense involving moral turpitude or any crime related to your employment, or commit any unlawful act of personal dishonesty resulting in personal enrichment in respect of your relationship with the Company or any subsidiary or affiliate or otherwise detrimental to the Company in any material respect;

•

fail to consistently perform your material duties to the Company in good faith and to the best of your ability; provided, however, that the company shall not be permitted to terminate you pursuant to this clause unless it has first provided you with written notice and an opportunity to cure such failure.

•	willfully disregard or fail to follow instructions from the Company’s senior management or board of directors to do any legal act related to the Company’s business;

•	exhibit habitual drunkenness or engage in substance abuse which in any way materially affects your ability to perform your duties and obligations to the Company;

•	commit any material violation of any state or federal law relating to the workplace environment.

Solely for the purposes of the severance and accelerated vesting provisions herein, “good reason” shall mean that you voluntarily cease employment with the Company due to (i) a significant change or reduction in your job duties or a reduction in your cash compensation of more than 10%, or (ii) a change in your job location of more than 50 miles from its previous location.

Accelerated Vesting

If during the term of your employment, there is a “Change of Control” event and (1) you are terminated without “cause” by the surviving corporation within twelve months after the Change of Control, or (2) you voluntarily resign for “good reason” within twelve months after the Change of Control, then all of your unvested Option Shares shall vest and become immediately exercisable.

Severance

If you are terminated without “cause” or voluntarily resign for “good reason” (each as defined above), the Company will provide you with a severance package consisting of: (a) lump sum payment of 100% of your then-current annual base salary, (b) an amount equal to the greater of (i) 100% of your annual incentive compensation for the year in which the Change of Control occurs or (ii) 100% of your annual incentive bonus for the year prior to which the termination occurs, and (c) up to 12 months of continued health insurance from the date of the termination for you and your eligible dependents. In each case, the severance payment will be payable in one lump sum within five (5) business days of the termination, provided that you execute a mutually agreeable release agreement in connection with your employment and termination as well as non-solicitation and non-compete agreements lasting for the term of the severance period.

Termination; At-Will Employment

You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, just as you are free to resign at any time for any reason or no reason, similarly the Company is free to terminate its employment relationship with you at any time, with or without cause, and with or without notice and without further obligation to you, except as otherwise specifically set forth in this Letter Agreement. This “at will” employment relationship may not be changed except in a writing signed by a representative of the Board.

Confidential Information

Given the high value of information in this market, it is essential that during your employment and at any time thereafter, you do not disclose any confidential information relating to the Company’s operations except as may be necessary for the proper performance of your duties. By signing this Letter Agreement, you also agree to sign a separate Employment, Confidential Information and Arbitration Agreement.

Section 409A

It is the intent of the parties that the benefits provided under this Letter Agreement, including all severance payments, incentive compensation, and all other cash, equity, and other benefits, shall not be deferred compensation arrangements under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Notwithstanding anything to the contrary in this Letter Agreement, if you are a “specified employee” within the meaning of Section 409A and the final regulations and any guidance promulgated thereunder at the time of your termination, and the severance payable to you, if any, pursuant to this Letter Agreement, when considered together with any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) will not and could not under any circumstances, regardless of when such termination occurs, be paid in full by March 15 of the year following your termination, then only that portion of the Deferred Compensation Separation Benefits which do not exceed the Section 409A Limit (as defined below) may be made within the first six (6) months following your termination of employment in accordance with the payment schedule applicable to each payment or benefit. For these purposes, each severance payment is hereby designated as a separate payment and will not collectively be treated as a single payment. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit shall accrue and, to the extent such portion of the Deferred Compensation Separation Benefits would otherwise have been payable within the first six (6) months following your termination of employment, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of your termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. You and the Company agree to work together in good faith to consider amendments to this Letter Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Employee under Section 409A.

“Section 409A Limit” shall mean the lesser of two (2) times: (i) your annualized compensation based upon the annual rate of pay paid to you during the Company’s taxable year preceding the Company’s taxable year of your termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which your employment is terminated.

Other

The Company, at its own expense, agrees to defend you and hold you harmless against any action brought against you or the Company relating to your employment with the Company, to the same extent as the Company has agreed to indemnify its other officers.

This offer of employment is contingent upon presenting, in accordance with the immigration Reform and Control Act of 1986, verification of your identity and your legal right to work in the United States. In the event you do not possess, or are unable to obtain authorization to accept employment in the U.S., our offer of employment is withdrawn.

You understand and agree that by accepting the terms of your employment set forth in this Letter Agreement, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this Letter Agreement or the Company’s policies.

It is important that you bring the appropriate documentation for verification with you on your first day of employment, as you cannot be put on the LookSmart payroll until it is received. The required documentation is described in the enclosed package.

You are required to observe at all times all LookSmart policies and procedures (including, but not limited to, those provided to you before your start date). In accordance with LookSmart’s philosophy, these policies and procedures are formulated for the efficient and fair administration of employment matters and may be varied from time to time in the sole discretion of the Company.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes, including but not limited to, claims of harassment, discrimination and wrongful termination, shall be settled by binding arbitration held in San Francisco County, California, under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280, et seq., including section 1283.05, (the “Rules”) and pursuant to California law. A copy of the Rules is available for your review prior to signing this Agreement.

We look forward to you joining us, not just for your outstanding qualifications for this particular position, but because we hope that you may become part of a core team driving LookSmart’s development.

In order to confirm your acceptance of this offer, we ask that you complete the following acknowledgment, initial each page of this letter and fax it to Cindy Telford at (415) 348-7021. Please send the original signed letter to me at your convenience. If you require clarification of any matter, please feel free to contact me.

Sincerely,

/s/ Mark Sanders
Mark Sanders

Chair, Compensation Committee of the Board of Directors
Accepted and agreed to by:

/s/ Edward (Ted) West
Edward (Ted) West

Date: September 27, 2007